UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 3, 2008
The Orchard Enterprises, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51761	20-3365526

(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

100 Park Avenue
2nd Floor
New York, New York	10017

(Address of Principal Executive Offices)	(Zip Code)
(Registrant’s telephone number, including area code): (212) 201-9280
(Former name or former address if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On June 20, 2008, The Orchard Enterprises, Inc. (the “Company”) announced that it was selected as the winning bidder in a bankruptcy auction held in New York City on June 19, 2008 to purchase certain music recording assets of TeeVee Toons, Inc. and/or its affiliates (“TVT Records”).
     On June 26, 2008, the United States Bankruptcy Court of the Southern District of New York (the “Bankruptcy Court”) entered an order that among other things approved the sale of certain assets of TVT Records to the Company pursuant to the terms and conditions of the proposed form of asset purchase agreement provided to the court.
     On July 3, 2008, the Company and TVT Records entered into a definitive purchase agreement (the “Asset Purchase Agreement”) pursuant to which the Company will (i) have the right to acquire substantially all of the assets of TVT Records’ record label business operations, including but not limited to, masters, artists’ agreements, certain inventory and a real property lease (the “Assets”) and (ii) assume certain liabilities of TVT Records related to the Assets that the Company elects to acquire. The aggregate purchase price for the Assets is $5,050,000 (subject to reduction), to be paid as follows:
     (i) On or before July 3, 2008 (the “First Closing”), the Company will pay to TVT Records the sum of $2,500,000 to acquire all of the Assets, other than certain executory contracts, the assignment of which are the subject of objections in TVT Record’s bankruptcy proceeding (the “Remaining Assets”). In addition, the Company must place into escrow $2,150,000, which when added to the $400,000 placed into escrow by the Company simultaneously with submitting its bid, results in an aggregate escrow of $2,550,000.
     (ii) On or before July 11, 2008 (the “Second Closing”), the Company will acquire certain Remaining Assets that the Company elects to acquire and will release to TVT Records the $2,550,000 then held in escrow, provided that the Bankruptcy Court has issued a final, non-appealable order (the “Order”) regarding the assignment and assumption of such Remaining Assets. If the Bankruptcy Court does not issue the Order approving the assignment and assumption of the Remaining Assets by the Company or if the Order excludes any material contract from being assigned to the Company, then the Company and TVT Records will negotiate in good faith a reduction in the purchase price of up to $500,000.
     In addition to the purchase price referred to above, the Asset Purchase Agreement requires the Company to cure certain monetary defaults of TVT Records relating to the Assets to be acquired by the Company. At the First Closing, the Company is required to make a payment of $25,000 to be applied toward TVT Records’ monetary defaults related to the real property lease (the “Lease”). In addition, with respect to certain other Assets that the Company elects to acquire, the Company is obligated to make payments in an amount necessary to cure TVT

Records’ monetary defaults relating to those Assets, provided that the Company’s aggregate payment obligations do not exceed $1,000,000. To the extent such payment obligations are less than $1,000,000, the balance will be paid by the Company to the extent necessary to cure any remaining TVT Records’ monetary default under the Lease. Except as described herein, the Company will have no obligations with respect to monetary or other defaults of TVT Records related to the Lease or any Assets acquired by the Company, including any monetary or other claims relating to copyright infringement.
     The First Closing occurred on July 3, 2008 and the Second Closing is anticipated to occur on or before July 11, 2008; however, there can be no assurance that the Company will acquire all or any of the Remaining Assets at the Second Closing.
     The Company’s ability to exploit a significant portion of the Assets in the future will require that the Company obtain certain grants of rights and licenses that are not included in the Assets acquired by the Company. The Company is negotiating with third parties to obtain the appropriate rights and licenses; however, there can be no assurances that the Company will be able to obtain such rights and licenses under favorable terms, or at all.
     A copy of the Asset Purchase Agreement is filed herewith as Exhibit 10.1. The foregoing summary of the Asset Purchase Agreement is qualified in its entirety by the text of the Asset Purchase Agreement set forth in Exhibit 10.1 to this Current Report.
Item 2.01 Completion of Acquisition or Disposition of Assets
     See Item 1.01
Item 8.01 Other Events
     On July 7, 2008, The Orchard and TVT Records issued a joint press release announcing its entry into the Asset Purchase Agreement and the consummation of the First Closing. A copy of the joint press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(a) Financial statements of businesses acquired.*
(b) Pro forma financial information. *

(d) Exhibits.
10.1	Asset Purchase Agreement by and among The Orchard Enterprises, Inc., and TeeVee Toons, Inc. d/b/a TVT Records, Debtor and Debtor in Possession dated as of July 3, 2008

99.1	Joint Press Release dated July 7, 2008

*	The financial statements of the businesses acquired and the pro forma financial information will be filed by amendment to this Current Report on Form 8-K not later than September 19, 2008.
Signatures
     Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Orchard Enterprises, Inc.
Date: July 7, 2008	By:	/s/ Stanley H. Schneider
		Name:	Stanley H. Schneider
		Title:	Executive Vice President, General
Counsel and Secretary

Exhibit Index

Exhibit Number	Description

10.1	Asset Purchase Agreement by and among The Orchard Enterprises, Inc., and TeeVee Toons, Inc. d/b/a TVT Records, Debtor and Debtor in Possession, dated as of July 3, 2008

99.1	Joint Press Release dated July 7, 2008